EXHIBIT 2

REPORT OF MANAGEMENT

To the shareholders of FirstService Corporation:

Management is responsible for the preparation and presentation of FirstService Corporation's consolidated financial statements. Management believes that the consolidated financial statements fairly reflect the form and substance of transactions and that the consolidated financial statements reasonably present the Company's financial condition and results of operations in all material respects. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reconciled to generally accepted accounting principles in Canada in note 22 to the consolidated financial statements in all material respects. Management has included in the Company's consolidated financial statements amounts based on estimates and judgments that it believes are most appropriate under the circumstances.

PricewaterhouseCoopers LLP, the independent auditors of the Company, have audited the Company's consolidated financial statements in accordance with Canadian generally accepted auditing standards, and they provide an objective, independent review of the fairness of reported operating results and financial condition.

The Board of Directors of the Company has an Audit Committee that meets with financial management and the independent auditors to review accounting, auditing, internal accounting controls and financial reporting matters.

/s/ Jay S. Hennick	/s/ John B. Friedrichsen
Jay S. Hennick	John B. Friedrichsen
President and CEO	Senior Vice President and CFO

May 17, 2005

AUDITORS' REPORT

To the shareholders of FirstService Corporation:

We have audited the consolidated balance sheets of FirstService Corporation as at March 31, 2005 and 2004 and the consolidated statements of earnings, shareholders' equity and cash flows for each year in the three-year period ended March 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2005 and 2004 and the results of its operations and its cash flows for each year in the three-year period ended March 31, 2005 in accordance with generally accepted accounting principles in the United States.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants

Toronto, Canada
May 17, 2005

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands of US dollars, except per share amounts) - in accordance with generally accepted accounting principles in the United States

For the years ended March 31	2005	2004	2003
Revenues	$812,290	$593,782	$508,675
Cost of revenues (exclusive of depreciation shown below)	526,623	408,327	345,524
Selling, general and administrative expenses (note 5)	206,904	130,934	112,563
Depreciation	15,320	12,824	11,319
Amortization of intangibles other than brokerage backlog	3,140	2,212	1,837
Amortization of brokerage backlog	8,735	-	-
	51,568	39,485	37,432
Other income, net (note 6)	(375)	(1,116)	(1,106)
Interest expense	11,019	7,900	8,934
Earnings before income taxes and minority interest	40,924	32,701	29,604
Income taxes (note 14)	11,338	9,815	8,036
Earnings before minority interest	29,586	22,886	21,568
Minority interest share of earnings	6,941	3,224	3,115
Net earnings from continuing operations	22,645	19,662	18,453
Net earnings (loss) from discontinued operations, net of income taxes (note 4)	562	(638)	(13)
Net earnings	$23,207	$19,024	$18,440
Net earnings (loss) per share (note 15)
Basic
Continuing operations	$0.76	$0.69	$0.66
Discontinued operations	0.02	(0.02)	-
	$0.78	$0.67	$0.66
Diluted
Continuing operations	$0.72	$0.67	$0.64
Discontinued operations	0.02	(0.02)	-
	$0.74	$0.65	$0.64

The accompanying notes are an integral part of these consolidated financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of US dollars) - in accordance with generally accepted accounting principles in the United States

As at March 31	2005	2004
Assets
Current assets
Cash and cash equivalents	$37,458	$15,620
Accounts receivable, net of an allowance of $8,471 (2004 - $3,976)	168,927	97,367
Income taxes recoverable	2,498	-
Inventories (note 7)	20,878	15,229
Prepaids and other (note 7)	12,591	15,659
Deferred income taxes (note 14)	6,418	3,358
	248,770	147,233
Other receivables (note 8)	7,077	5,397
Interest rate swaps (note 17)	283	6,805
Fixed assets (note 9)	57,241	49,826
Other assets (note 9)	6,402	2,829
Deferred income taxes (note 14)	8,992	2,167
Intangible assets (note 10)	61,423	37,717
Goodwill (note 11)	236,540	185,579
	377,958	290,320
	$626,728	$437,553
Liabilities
Current liabilities
Accounts payable	$41,905	$20,526
Accrued liabilities (note 7)	113,524	49,353
Income taxes payable	3,673	1,985
Unearned revenue	5,154	9,736
Long-term debt - current (note 12)	18,206	3,502
Deferred income taxes (note 14)	320	1,266
	182,782	86,368
Long-term debt - non-current (note 12)	201,809	160,386
Deferred income taxes (note 14)	29,802	19,594
Minority interest	26,464	16,104
	258,075	196,084
Shareholders' equity
Capital stock (note 13)	73,542	68,557
Issued and outstanding: 28,867,094 (2004 - 28,174,036) Subordinate Voting Shares and 1,325,694 (2004 - 1,325,694) convertible Multiple Voting Shares
Contributed surplus (note 13)	805	183
Receivables pursuant to share purchase plan (note 13)	(2,148)	(2,148)
Retained earnings	103,011	81,972
Cumulative other comprehensive earnings	10,661	6,537
	185,871	155,101
	$626,728	$437,553
Commitments and contingencies (note 18)

The accompanying notes are an integral part of these consolidated financial statements.

On behalf of the Board,

/s/ Jay S. Hennick	/s/ Peter F. Cohen
Director	Director

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands of US dollars) - in accordance with generally accepted accounting principles in the United States

	Issued and outstanding shares (note 13)	Capital stock	Contributed surplus	Receivables pursuant to share purchase plan	Retained earnings	Cumulative other comprehensive earnings (loss)	Total shareholders' equity
Balance, March 31, 2002	27,550,530	$57,712	$-	$(2,630)	$44,765	$(626)	$99,221
Comprehensive earnings:
Net earnings	-	-	-	-	18,440	-	18,440
Foreign currency translation adjustments	-	-	-	-	-	2,947	2,947
Comprehensive earnings							21,387
Subordinate Voting Shares:
Stock options exercised	843,250	3,002	-	-	-	-	3,002
Purchased for cancellation	(65,400)	(143)	-	-	(257)	-	(400)
Cash payments on share purchase plan	-	-	-	196	-	-	196
Balance, March 31, 2003	28,328,380	60,571	-	(2,434)	62,948	2,321	123,406
Comprehensive earnings:
Net earnings	-	-	-	-	19,024	-	19,024
Foreign currency translation adjustments	-	-	-	-	-	4,216	4,216
Comprehensive earnings							23,240
Subordinate Voting Shares:
Stock option expense	-	-	322	-	-	-	322
Stock options exercised	1,171,350	7,986	(139)	-	-	-	7,847
Cash payments on share purchase plan	-	-	-	286	-	-	286
Balance, March 31, 2004	29,499,730	68,557	183	(2,148)	81,972	6,537	155,101
Comprehensive earnings:
Net earnings	-	-	-	-	23,207	-	23,207
Foreign currency translation adjustments (note 4)	-	-	-	-	-	4,124	4,124
Comprehensive earnings							27,331
Subordinate Voting Shares:
Stock option expense	-	-	622	-	-	-	622
Stock options exercised	911,130	5,515	-	-	-	-	5,515
Purchased for cancellation	(218,072)	(530)	-	-	(2,168)	-	(2,698)
Balance, March 31, 2005	30,192,788	$73,542	$805	$(2,148)	$103,011	$10,661	$185,871

The accompanying notes are an integral part of these consolidated financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of US dollars) - in accordance with generally accepted accounting principles in the United States

For the years ended March 31	2005	2004	2003
Cash provided by (used in)
Operating activities
Net earnings from continuing operations	$22,645	$19,662	$18,453
Items not affecting cash:
Depreciation and amortization	27,195	15,036	13,156
Deferred income taxes	(5,287)	(683)	2,786
Minority interest share of earnings	6,941	3,224	3,115
Stock option expense	622	322	-
Other	341	(503)	(287)
Changes in operating assets and liabilities:
Accounts receivable	(13,342)	(2,256)	9,661
Inventories	(6,425)	839	(4,292)
Prepaids and other	3,171	(1,069)	(1,042)
Accounts payable	(1,958)	(10,464)	(355)
Accrued liabilities	3,189	12,778	(6,629)
Income taxes payable	(1,028)	(1,670)	(1,503)
Unearned revenue	967	575	(3,033)
Net cash provided by operating activities	37,031	35,791	30,030
Investing activities
Acquisitions of businesses, net of cash acquired	(56,869)	(16,019)	(9,561)
Purchases of minority shareholders' interests	(2,148)	(1,098)	(6,352)
Purchases of fixed assets	(17,028)	(13,121)	(9,335)
Purchases of intangible assets	(235)	(551)	(579)
Decrease (increase) in other assets	342	(163)	2,069
Decrease (increase) in other receivables	2,092	1,869	(578)
Net cash used in investing activities	(73,846)	(29,083)	(24,336)
Financing activities
Increase in long-term debt	59,586	60,522	14,474
Repayment of long-term debt	(10,956)	(62,559)	(28,683)
Financing fees paid	(124)	(525)	-
Proceeds received on exercise of stock options	5,515	7,847	3,002
Repurchase of Subordinate Voting Shares	(2,698)	-	(400)
Collection of receivables pursuant to share purchase plan	-	286	196
Dividends paid to minority shareholders of subsidiaries	(606)	(510)	(191)
Net cash provided by (used in) financing activities	50,717	5,061	(11,602)
Net cash provided by (used in) discontinued operations	4,801	(1,052)	1,110
Effect of exchange rate changes on cash	3,135	(475)	2,844
Increase (decrease) in cash and cash equivalents during the year	21,838	10,242	(1,954)
Cash and cash equivalents, beginning of year	15,620	5,378	7,332
Cash and cash equivalents, end of year	$37,458	$15,620	$5,378

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of US dollars, except per share amounts) - in accordance with generally accepted accounting principles in the United States

1.	Description of the business

FirstService Corporation (the "Company") is a provider of property and business services to commercial, institutional and residential customers in the United States, Canada and several other countries. The Company's operations are conducted through five segments: Residential Property Management, Commercial Real Estate Services, Integrated Security Services, Property Improvement Services (formerly known as Consumer Services) and Business Services.

2.	Summary of significant accounting policies

The preparation of the financial statements in accordance with generally accepted accounting principles in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates are related to goodwill, intangible assets and the collectibility of accounts receivable. Actual results could be materially different from these estimates. Significant accounting policies are summarized as follows:

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Where the Company does not have a controlling interest but does exert significant influence, the equity method is used. Intercompany transactions and accounts are eliminated on consolidation.

Cash and cash equivalents
Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

Inventories

Inventories are carried at the lower of cost and net realizable value. Cost is determined by the weighted average or first-in, first-out methods. The weighted average and the first-in, first-out methods represent approximately 35% and 65% (2004 - 35% and 65%) of total inventories, respectively. Finished goods and work-in-progress include the cost of materials, direct labor and manufacturing overhead costs.

Fixed assets

Fixed assets are stated at cost less accumulated depreciation. The cost of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. Fixed assets are depreciated over their estimated useful lives as follows:

	Buildings	5% declining balance and 20 to 40 years straight-line
	Vehicles	3 to 5 years straight-line
	Furniture and equipment	20% to 30% declining balance and 3 to 10 years straight-line
	Computer equipment and software	20% declining balance and 3 to 5 years straight-line
	Leasehold improvements	term of the leases to a maximum of 10 years

Financial instruments

The Company uses interest rate swaps to hedge a portion of its interest rate exposure. The swaps, to which hedge accounting is applied, are carried at fair value on the consolidated balance sheets, with gains or losses recognized in earnings. The carrying value of the hedged debt is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized currently in earnings. If swaps are terminated, the resulting gain or loss is deferred and recognized over the remaining life of the underlying debt. The Company uses foreign exchange contracts to fix its exposure to Canadian dollar expenses. These contracts are not accounted for as hedges. They are carried on the balance sheet at fair value and gains or losses are recognized in earnings.

Financing fees

Financing fees related to the revolving credit facility are amortized to interest expense on a straight-line basis over the term of the associated debt. Financing fees related to the Senior Secured Notes are amortized to interest expense using the effective interest method.

Goodwill and intangible assets

Goodwill and intangible assets are accounted for in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets.. Goodwill represents the excess of purchase price over the fair value of identifiable assets acquired in a business combination and is not subject to amortization.

Intangible assets are recorded at cost and are amortized over their estimated useful lives as follows:

Brokerage backlog	as underlying brokerage transactions are completed
Management contracts and other	straight-line over life of contract ranging from 2 to 15 years
Customer lists and relationships	straight-line over 2 to 25 years
Trademarks and trade names:
Indefinite life	not amortized
Amortized	straight-line over 25 to 35 years
Franchise rights	by pattern of use

The Company reviews the carrying value of finite life intangible assets for impairment whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of the impairment loss is based on the excess of the carrying amount of the asset over the fair value calculated using discounted expected future cash flows.

Goodwill and indefinite life intangible assets are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit's carrying amount, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a discounted cash flow approach. If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to measure the amount of impairment loss, if any.

Revenue recognition and unearned revenue
(a) Real estate brokerage operations

Revenues from brokerage transactions are recognized when the related transaction is completed, normally the earlier of the closing date or occupancy, unless future contingencies exist. If contingencies exist, revenue recognition is deferred until the contingencies are satisfied.

(b) Service operations other than real estate brokerage

Revenues are recognized at the time the service is rendered or the product is shipped. Revenues from security systems installations or similar contracts in process are recognized on the percentage of completion method, generally in the ratio of actual costs to total estimated contract costs, unless the Company cannot reasonably estimate its gross margins in which case the completed contract method is used. Amounts received from customers in advance of services being provided are recorded as unearned revenue when received.

(c) Franchise operations

The Company operates several franchise systems within its Property Improvement Services segment. Initial franchise fees are recognized when all material services or conditions related to the sale of the franchise have been performed. Royalty revenues are recognized based on a percentage of franchisee revenues, as reported by the franchisees. Revenues from administrative and other support services, as applicable, are recognized as the services are provided.

Foreign currency translation

Assets and liabilities of the Company's subsidiary operations that are measured in a functional currency other than the US dollar are translated into US dollars at the exchange rates prevailing at year-end and revenues and expenses at the weighted average exchange rates for the year. Exchange gains and losses are included in earnings. Currency translation adjustments are included in other comprehensive earnings.

Income taxes

Income taxes have been provided using the asset and liability method whereby deferred tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs. A valuation allowance is recorded when there is uncertainty regarding realization of a deferred income tax asset.

Income taxes are not provided on the unremitted earnings of US and foreign subsidiaries because it has been the practice and is the intention of the Company to reinvest these earnings indefinitely in these subsidiaries.

Stock-based compensation

Effective April 1, 2003, the Company began accounting for stock options as compensation expense in accordance with SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS 123 ("SFAS 148") provides alternative methods of transitioning to the fair value based method of accounting for employee stock options as compensation expense. The Company is using the "prospective method" of SFAS 148 and is expensing the fair value of new option grants awarded subsequent to March 31, 2003. Compensation expense is allocated to reporting periods using the graded attribution approach.

Prior to April 1, 2003, the Company applied Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related interpretations in accounting for its stock option plans. No compensation expense was recognized when shares or stock options were issued to employees or directors. However, the Company discloses pro forma earnings and earnings per share to reflect compensation costs in accordance with the methodology prescribed under SFAS 123.

3.	Acquisitions

2005 acquisitions:

The Company completed the acquisition of 71.8% of the shares of CMN International Inc. ("CMN") on November 30, 2004. CMN is a member of the Colliers International commercial real estate services network, with operations in the United States, Canada, Australia and twenty other countries. CMN is headquartered in Vancouver.

The Company completed seven other business acquisitions in Residential Property Management and Property Improvement Services. The Company also purchased minority interests from four shareholders in Property Improvement Services.

Details of the 2005 acquisitions are as follows:

	2005
	CMN	Aggregate other acquisitions	Purchases of minority shareholders' interests
Current assets	$57,150	$1,281	$-
Long-term assets	16,807	1,747	-
Current liabilities	(83,644)	(2,351)	-
Long-term liabilities	(15,167)	(2,604)	-
Minority interest	(3,720)	(89)	272
	(28,574)	(2,016)	272
Note consideration	$-	$405	$-
Cash consideration	$39,833	$10,512	$2,148
Acquired intangible assets	29,402	6,289	-
Acquired goodwill	39,005	6,644	1,876
Contingent consideration at date of acquisition	$-	$3,759	$-

The purchase prices of acquisitions resulted in the recognition of goodwill. The primary factors contributing to goodwill are assembled workforces and future growth prospects.

2004 acquisitions:

The Company completed six small acquisitions during the year. Four were completed in the Property Improvement Services segment in October 2003, one was completed in Residential Property Management in January 2004 and one was completed in Integrated Security Services in February 2004.

The Company purchased minority interests from two shareholders in the Business Services segment during the year.

Details of the 2004 acquisitions are as follows:

	2004
	Acquisitions	Purchases of minority shareholders' interests
Current assets	$2,587	$-
Long-term assets	700	-
Current liabilities	(2,136)	-
Long-term liabilities	(3,238)	-
Minority interest	(223)	674
	(2,310)	674
Cash consideration	$13,722	$1,098
Acquired intangible assets	8,011	-
Acquired goodwill	8,021	424
Contingent consideration at date of acquisition	$6,002	$-

2003 acquisitions:

The Company completed seven small acquisitions during the year, three in Consumer Services and two in each of Residential Property Management and Business Services, which collectively are shown in the Acquisitions column below.

The Company also acquired minority interests from several shareholders in the Business Services, Residential Property Management and Integrated Security Services segments during the year.

Details of the 2003 acquisitions are as follows:

	2003
	Acquisitions	Purchases of minority shareholders' interests
Current assets	$821	$-
Long-term assets	1,347	-
Current liabilities	(1,389)	-
Long-term liabilities	(942)	(840)
Minority interest	(229)	775
	(392)	(65)
Cash consideration	$6,599	$6,352
Acquired intangible assets	2,226	2,064
Acquired goodwill	4,765	4,353
Contingent consideration at date of acquisition	$4,074	$1,000

Certain vendors, at the time of acquisition, are entitled to receive contingent consideration if the acquired businesses achieve specified earnings levels during the two-

to five-year periods following the dates of acquisition. Such contingent consideration is issued at the expiration of the contingency period. As at March 31, 2005, there was contingent consideration outstanding of up to $14,200 ($16,200 as at March 31, 2004). The contingencies will expire during the period extending to January 2009. The contingent consideration will be recorded when the contingencies are resolved and the consideration is issued or becomes issuable, at which time the Company will record the fair value of the consideration issued or issuable, including interest, if any, as additional costs of the acquired businesses. Contingent consideration issued or issuable during the year ended March 31, 2005 was $7,392 net of deferred income tax of $172 (2004 - $1,565, net of deferred income tax of $95).

The acquisitions referred to above were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of earnings do not include any revenues or expenses related to these acquisitions prior to their respective closing dates. The cash portions of the consideration for the acquisitions were financed through available cash and borrowings from the Company's revolving credit facility. The goodwill acquired during 2005 is not deductible for income tax purposes.

The Company has recognized liabilities in connection with business acquisitions regarding exiting activities of the acquired businesses and involuntary employee terminations. If the ultimate amount expended is less than the amount recorded as a liability, the excess is applied to reduce the cost of the acquired entity. If the ultimate amount expended is greater than the amount accrued, then the difference is expensed. The opening accrual as at March 31, 2004 and reduction of excess in the current year relate to costs to exit activities of a subsidiary of Herbert A. Watts Ltd., acquired in 2001. Regarding the 2005 liabilities, terminations affecting managerial employees of the acquired businesses are expected to be completed by December 2005.

Accrual as at March 31, 2004	$ 1,719
Add: liabilities recognized upon 2005 business acquisitions	2,000
Less: cash or other payments	-
Less: excess applied to reduce cost of acquired entity	(690)
Foreign exchange	99
Accrual as at March 31, 2005	$3,128

Following are the Company's unaudited consolidated pro forma results assuming the 2005 and 2004 acquisitions occurred on April 1 of the respective year of acquisition. The year immediately prior to the year of each respective acquisition also includes the pro forma results of the respective acquisitions.

(unaudited)	2005	2004
Pro forma revenues	$998,123	$927,256
Pro forma net earnings from continuing operations	24,100	19,986
Pro forma net earnings per share from continuing operations
Basic	$0.81	$0.70
Diluted	0.77	0.68

The pro forma results for each year include $10,626 ($6,801 net of income taxes) of brokerage backlog amortization expense related to the CMN acquisition. The brokerage backlog has a useful life of approximately 0.5 years and therefore is a non-recurring item. These unaudited consolidated pro forma results have been prepared for comparative purposes only and do not purport to be indicative of results of operations that would have actually resulted had the combinations been in effect at the beginning of each year or of future results of operations.

4.	Dispositions

On April 1, 2004, the Company sold substantially all of the assets of the lawn care operations carried on by its subsidiary Greenspace Services Ltd. to a third party. During the fourth quarter of fiscal 2005, the Company sold (i) substantially all of the assets of the South Florida concrete restoration operations carried on by its subsidiary Aqua-Shield Corp. to a third party and (ii) all of the shares of its subsidiary Stained Glass Overlay, Inc., a franchisor of decorative glass treatments, to an officer of that subsidiary.

The aggregate proceeds on the dispositions were $15,555 comprised of cash of $5,389, notes receivable of $4,644, and assumption of liabilities by the purchasers of $5,522. The pre-tax gain on disposal was $2,695, less income taxes of $1,495, resulting in a net gain of $1,200. The net gain on disposal includes a gain of $1,578 related to cumulative foreign currency translation on Canadian dollars realized upon the disposal of the assets of Greenspace Services Ltd.

For the years ended March 31, 2005, 2004 and 2003, the operating results of these operations are reported as discontinued operations. The lawn care and decorative glass treatment operations were previously included in the Property Improvement Services segment. The concrete restoration operations were previously included in the Residential Property Management segment. The operating results, balance sheets and cash flow information for the discontinued operations are as follows:

Operating results for years ended March 31	2005	2004	2003

Revenues	$13,164	$39,103	$34,017
Earnings (loss) from discontinued operations before income taxes	(1,126)	(1,162)	200
Provision for (recovery of) income taxes	(488)	(524)	213
Net loss from discontinued operations	(638)	(638)	(13)
Net gain on disposal	1,200	-	-
Net earnings (loss) from discontinued operations	$562	$(638)	$(13)
Net earnings (loss) per share from discontinued operations
Basic	$0.02	$(0.02)	$-
Diluted	0.02	(0.02)	-

Balance sheets as at March 31	2005	2004
Current assets	$7,246	$11,884
Non-current assets	-	7,966
Total assets	$7,246	$19,850
Current liabilities	$1,286	$8,733
Non-current liabilities	-	85
Total liabilities	$1,286	$8,818

The balance sheet as at March 31, 2005 represents primarily accounts receivable and accounts payable related to a discontinued operation.

Cash flow information for years ended March 31	2005	2004	2003
Cash provided by (used in )
Operating activities	$(590)	$(140)	$2,523
Investing activities	5,391	(1,496)	(1,835)
Financing activities	-	584	422
Net cash provided (used)	$4,801	$(1,052)	$1,110

5.	Unusual item

During 2003, the Company received $4,228 of executive life insurance proceeds upon the deaths of two senior management employees, one in the Business Services segment in the amount of $3,228 and one in Residential Property Management in the amount of $1,000. The amounts received were recorded as reductions of selling, general and administrative costs. No such proceeds were received in 2005 or 2004.

6.	Other income

	2005	2004	2003
Gain on foreign exchange contracts	$200	$219	$-
Earnings from equity investments	125	-	-
Dilution gains on sales of shares of subsidiaries	112	1,137	1,106
Disposal of security officer assets of Chicago Integrated Security Services branch	-	(240)	-
Loss on sale of equity investments	(62)	-	-
	$375	$1,116	$1,106

7.	Components of working capital accounts

	2005	2004
Inventories
Work-in-progress	$9,245	$8,888
Finished goods	7,831	3,156
Supplies and other	3,802	3,185
	$20,878	$15,229

Prepaids and other
Insurance	$4,518	$3,259
Security deposits	1,554	1,410
Transportation	864	1,775
Advertising	180	2,804
Other	5,475	6,411
	$12,591	$15,659
Accrued liabilities
Accrued payroll, commission and benefits	$66,281	$27,472
Customer advances	15,667	13,617
Liabilities recognized in connection with business acquisitions (note 3)	3,128	1,719
Accrued interest	2,528	2,015
Deferred lease inducements	1,572	163
Other	24,348	4,367
	$113,524	$49,353

8.	Other receivables

	2005	2004
Secured interest-bearing notes due from purchasers of disposed subsidiaries	$4,611	$-
Secured interest-bearing loans due from minority shareholders of subsidiaries	1,894	4,003
Franchisee and customer receivables, certain of which are interest bearing	572	1,394
	$7,077	$5,397

9.	Fixed assets and other assets

		Accumulated
2005		depreciation /	Net
	Cost	amortization	2005
Fixed assets
Land	$2,303	$-	$2,303
Buildings	8,855	1,813	7,042
Vehicles	15,277	8,794	6,483
Furniture and equipment	57,795	38,869	18,926
Computer equipment and software	36,937	22,943	13,994
Leasehold improvements	15,892	7,399	8,493
Total	$137,059	$79,818	$57,241
Other assets
Investments	$4,652	$-	$4,652
Financing fees	4,115	2,365	1,750
Total	$8,767	$2,365	$6,402

		Accumulated
2004		depreciation /	Net
	Cost	amortization	2004
Fixed assets
Land	$2,273	$-	$2,273
Buildings	7,829	1,475	6,354
Vehicles	17,661	10,372	7,289
Furniture and equipment	43,176	29,738	13,438
Computer equipment and software	30,044	16,233	13,811
Leasehold improvements	12,820	6,159	6,661
Total	$113,803	$63,977	$49,826
Other assets
Investments	$815	$-	$815
Financing fees	3,802	1,788	2,014
Total	$4,617	$1,788	$2,829

Included in fixed assets are vehicles and computer equipment under capital lease at a cost of $8,737 (2004 - $9,930) and net book value of $4,751 (2004 - $4,798).

10.	Intangible assets

2005	Gross carrying amount	Accumulated amortization	Net 2005
Customer lists and relationships	$20,868	$3,094	$17,774
Franchise rights	20,940	3,183	17,757
Trademarks and trade names:
Indefinite life	11,165	-	11,165
Amortized	12,517	1,748	10,769
Management contracts and other	3,357	1,290	2,067
Brokerage backlog	10,626	8,735	1,891
	$79,473	$18,050	$61,423

2004	Gross carrying amount	Accumulated amortization	Net 2004
Customer lists and relationships	$7,374	$1,692	$5,682
Franchise rights	20,698	2,314	18,384
Trademarks and trade names:
Amortized	12,517	1,367	11,150
Management contracts and other	3,924	1,423	2,501
	$44,513	$6,796	$37,717

During the year ended March 31, 2005, the Company acquired the following intangible assets:

	Amount	Estimated weighted average amortization period in years

Customer lists and relationships	$14,145	11.6
Trademarks and trade names	11,165	Indefinite
Brokerage backlog	10,626	0.5
Franchise rights	142	14.0
	$36,078	-

Trademarks and trade names related to the Colliers International brand were recognized upon the acquisition of CMN. The Company intends to continue to use this brand indefinitely. A brokerage backlog intangible asset was also recognized on the acquisition of CMN representing the fair value of the pipeline of pending commercial real estate brokerage transactions that existed at the acquisition date. This amount is being amortized to coincide with the expected completion dates of the underlying brokerage transactions.

The following is the estimated annual amortization expense for each of the next five years ending March 31:

2006	$ 5,521
2007	3,445
2008	3,315
2009	3,268
2010	3,133

11.	Goodwill

	Residential Property Management	Commercial Real Estate Services	Integrated Security Services	Property Improvement Services	Business Services	Consolidated
Balance, March 31, 2003	$62,265	$-	$26,988	$29,772	$54,599	$173,624
Goodwill resulting from adjustments to purchase price allocations	372	-	-	165	-	537
Goodwill resulting from contingent acquisition payments	664	-	341	560	-	1,565
Goodwill resulting from purchases of minority shareholders' interests	-	-	-	-	424	424
Goodwill acquired during year	168	-	231	7,622	-	8,021
Foreign exchange	-	-	78	339	991	1,408
Balance, March 31, 2004	63,469	-	27,638	38,458	56,014	185,579
Goodwill resulting from adjustments to purchase price allocations	831	-	25	389	(707)	538
Goodwill resulting from contingent acquisition payments	1,628	-	1,966	3,798	-	7,392
Goodwill resulting from purchases of minority shareholders' interests	-	-	-	1,876	-	1,876
Goodwill acquired during year	5,727	39,005	-	917	-	45,649
Goodwill disposed during year	(1,989)	-	-	(4,435)	-	(6,424)
Foreign exchange	-	(43)	57	-	1,916	1,930
Balance, March 31, 2005	$69,666	$38,962	$29,686	$41,003	$57,223	$236,540

12.	Long-term debt

	2005	2004
Revolving credit facility	$59,374	$-
8.06% Senior Secured Notes	100,000	100,000
6.40% Senior Secured Notes	50,000	50,000
Adjustment to Senior Secured Notes resulting from interest rate swaps (note 17)	283	6,805
Capital leases bearing interest ranging from 5% to 10%, maturing at various dates through 2010	3,948	4,128
Other long-term debt bearing interest at 4% to 10%, maturing at various dates through 2010	6,410	2,955
	220,015	163,888
Less: current portion	18,206	3,502
	$201,809	$160,386

As at March 31, 2005, US$34,325 and C$30,300 (US$25,049) was drawn on the revolving credit facility. The revolving credit facility was unused as at March 31, 2004. Included in capital leases at March 31, 2005 and 2004 are obligations in Canadian dollars of $41 (US$34) and $2,222 (US$1,694), respectively. Included in other long-term debt at March 31, 2005 and 2004 are obligations in Canadian dollars of $1,737 (US$1,436) and $1,335 (US$1,018), respectively.

As at March 31, 2005, the Company's amended and restated credit agreement provided a US$90,000 committed senior revolving credit facility renewable and extendible in 364-day increments, and if not renewed, a two year final maturity. The revolving credit facility bore interest at 1.50% to 3.00% over floating reference rates, depending on certain leverage ratios. The average interest rate during fiscal 2005 was 3.7% (2004 - 3.5%). At March 31, 2005, the revolving credit facility had an outstanding balance of $59,374, had letters of credit committed in the amount of $10,632 and had $19,994 of available credit.

On April 1, 2005, the Company entered into an amended and restated credit agreement with a syndicate of banks to provide a US$110,000 committed senior revolving credit facility with a three year term to replace the existing US$90,000 facility. The amended revolving credit facility bears interest at 1.00% to 2.25% over floating reference rates, depending on certain leverage ratios. The covenants remained substantially unchanged relative to the prior revolving credit facility agreement. On the same date, the Company completed a private placement of US$100,000 of 5.44% fixed rate Senior Secured Notes (the "5.44% Notes") with a group of US institutional investors. The 5.44% Notes have a final maturity of April 1, 2015 with five equal annual principal repayments beginning on April 1, 2011. The proceeds of the private placement were used to repay outstanding balances on the revolving credit facility. The revolving credit facility requires a commitment fee of 0.25% to 0.50% of the unused portion, depending on certain leverage ratios.

The Company has outstanding US$100,000 of 8.06% fixed-rate Senior Secured Notes (the "8.06% Notes"). The 8.06% Notes have a final maturity of June 29, 2011, with seven equal annual principal repayments beginning on June 29, 2005. The Company also has outstanding US$50,000 of 6.40% fixed-rate Senior Secured Notes (the "6.40% Notes"). The 6.40% Notes have a final maturity of September 30, 2015 with four equal annual principal repayments commencing on September 30, 2012.

The Company has indemnified the holders of the 8.06% Notes, 6.40% Notes and 5.44% Notes (collectively, the "Notes") from all withholding taxes that are or may become applicable to any payments made by the Company on the Notes. The Company has interest rate swap agreements related to the Notes. See note 17 for information regarding hedge accounting.

The revolving credit facility and the Notes rank equally in terms of seniority. The Company has granted these lenders collateral including the following: an interest in all of the assets of the Company including the shares of the Company's subsidiaries; an assignment of material contracts; and an assignment of the Company's "call rights" with respect to shares of the subsidiaries held by minority interests.

The covenants and other limitations within the revolving credit facility and the Notes agreement are substantially the same. The covenants require the Company to maintain certain ratios including leverage, fixed charge coverage, interest coverage and net worth. The Company is prohibited from undertaking certain mergers, acquisitions and dispositions without prior approval.

After giving effect to the April 1, 2005 financings, the estimated aggregate amount of principal repayments on long-term debt required in each of the next five fiscal years and thereafter to meet the retirement provisions are as follows:

2006	$18,206
2007	16,852
2008	16,389
2009	15,450
2010	14,746
Thereafter	138,089

13.	Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of preference shares, issuable in series;
An unlimited number of Subordinate Voting Shares having one vote per share; and

An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock:

	Subordinate Voting Shares		Multiple Voting Shares		Total	Total
	Number	Amount	Number	Amount	number	amount
Balance, March 31, 2003	27,002,686	$60,198	1,325,694	$373	28,328,380	$60,571
Balance, March 31, 2004	28,174,036	68,184	1,325,694	373	29,499,730	68,557
Balance, March 31, 2005	28,867,094	73,169	1,325,694	373	30,192,788	73,542

On December 15, 2004, the Company completed a 2 for 1 stock split effected in the form of a stock dividend. All stock balances for all periods presented have been retroactively adjusted to reflect the stock split.

In February 2004, the Company approved a long-term incentive plan ("LTIP") for the Chief Executive Officer ("CEO"). Under the LTIP, the CEO is entitled to receive a payment upon the arm's length sale of control of the Company or upon a distribution of the Company's assets to shareholders. The payment amount is determined with reference to the price per Subordinate Voting Share received by shareholders upon an arm's length sale or upon a distribution of assets. The right to receive the payment may be transferred among members of the CEO's family, their holding companies and trusts.

The Company's contributed surplus account relates to stock option compensation expense accounting under SFAS 123. Contributed surplus is credited at the time stock option compensation expense is recorded. As stock options are exercised, contributed surplus is reduced and capital stock is credited.

During the year ended March 31, 2005, the Company repurchased 218,072 (2004 - nil and 2003 - 65,400) Subordinate Voting Shares under a Normal Course Issuer Bid filed with the Toronto Stock Exchange, which allowed the Company to repurchase up to 5% of its outstanding shares on the open market during a twelve-month period.

The Company has $2,148 (C$3,034) (2004 - $2,148 (C$3,034)) of interest bearing loans receivable related to the purchase of 730,000 Subordinate Voting Shares (2004 - 730,000 shares). The loans, which are collateralized by the shares issued, have a ten-year term from the grant date; however, they are open for repayment at any time. The maturities of these loans are as follows, for the years ending March 31.

2006	$ -
2007	916
2008	467
2009	765
$2,148

The Company has a stock option plan for certain officers and key full-time employees of the Company and its subsidiaries. Options are granted at the market price for the underlying shares on the date of grant. Each option vests over a four-year term and expires five years from the date granted and allows for the purchase of one Subordinate Voting Share. Options are exercisable in either US or Canadian dollars. At March 31, 2005, there were 1,844,000 options outstanding to 41 individuals at prices ranging from $6.00 to $17.29 (C$9.10 to C$21.40) per share, expiring on various dates through 2010. As at March 31, 2005, there were 333,500 options available for future grants.

The number of Subordinate Voting Shares issuable under options and the average option prices per share are as follows:

	Shares issuable under options			Weighted average price per share (US$)
	2005	2004	2003	2005	2004	2003
Shares issuable under options - Beginning of year	2,288,630	3,565,980	4,238,230	$8.01	$7.98	$6.60
Granted	496,500	266,000	203,000	13.63	8.00	7.79
Exercised for cash	(911,130)	(1,171,350)	(843,250)	6.42	6.27	3.71
Expired or forfeited	(30,000)	(372,000)	(32,000)	10.43	11.83	9.50

Shares issuable under options - End of year	1,844,000	2,288,630	3,565,980	$10.83	$8.01	$7.98
Options exercisable - End of year	915,500	1,335,866	1,753,012

	Weighted average price per share (C$)
	2005	2004	2003
Shares issuable under options - Beginning of year	$11.96	$11.71	$10.53
Granted	19.28	11.95	12.07
Exercised for cash	9.08	9.37	5.74
Expired or forfeited	14.75	17.67	14.72

Shares issuable under options - End of year	$15.31	$11.96	$11.71

The options outstanding as at March 31, 2005 to purchase Subordinate Voting Shares are as follows:

	Options outstanding			Options exercisable
Range of exercise prices (US$)	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price (US$)	Number exercisable	Weighted average exercise price (US$)

$6.00 - $7.85	639,500	1.82	$6.93	449,750	$7.05
$9.82 - $11.02	475,000	3.83	11.36	124,000	11.28
$11.57 - $17.29	729,500	3.41	13.98	341,750	13.34
	1,844,000	2.91	$10.83	915,500	$10.12

	Options outstanding			Options exercisable
Range of exercise prices (C$)	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price (C$)	Number exercisable	Weighted average exercise price (C$)
$9.10 - $12.50	639,500	1.82	$10.65	449,750	$10.82
$12.91 - $17.70	475,000	3.83	15.02	124,000	14.91
$18.44 - $21.40	729,500	3.41	19.58	341,750	18.69
	1,844,000	2.91	$15.31	915,500	$14.31

Prior to April 1, 2003, the Company had accounted for stock options under the intrinsic value method under APB 25. Had compensation expense for stock options been determined under the fair value method under SFAS 123 for all periods, pro forma reported net earnings and earnings per share would reflect the following:

	2005	2004	2003
Net earnings as reported	$23,207	$19,024	$18,440
Deduct: Stock-based compensation expense determined under fair value method, net of income taxes	(1,826)	(2,158)	(2,179)
Pro forma net earnings	$21,381	$16,866	$16,261
Pro forma net earnings per share:
Basic	$0.72	$0.59	$0.59
Diluted	0.68	0.58	0.56
Reported net earnings per share:
Basic	$0.78	$0.67	$0.66
Diluted	0.74	0.65	0.64
Assumptions:
Risk-free interest rate	3.2%	3.0%	4.5%
Expected life in years	4.4	4.4	4.4
Volatility	30%	30%	30%
Dividend yield	0.0%	0.0%	0.0%

The weighted average fair values of options granted in 2005, 2004 and 2003 were $4.85 (C$6.20), $2.66 (C$3.59) and $2.55 (C$3.95) per share, respectively.

The Company has stock option plans at several of its subsidiaries. The impact of potential dilution from these plans is reflected in the Company's diluted earnings per share (note 15).

14.	Income taxes

Income taxes differ from the amounts that would be obtained by applying the statutory rate to the respective years' earnings before taxes. These differences result from the following items:

	2005	2004	2003
Income tax expense using combined statutory rate of approximately 40% (2004 - 40%; 2003 - 40%)	$16,370	$13,080	$11,842
Non-deductible expenses	565	576	735
Non-taxable proceeds of life insurance policies	-	-	(1,691)
Reduction in tax liability of prior years	(1,133)	-	-
Foreign tax rate reduction	(4,464)	(3,841)	(2,850)
Provision for income taxes as reported	$11,338	$9,815	$8,036

Earnings before income taxes and minority interest by tax jurisdiction comprise the following:

	2005	2004	2003
Canada	$14,630	$14,282	$13,659
United States	23,466	18,419	15,945
Foreign	2,828	-	-
Total	$40,924	$32,701	$29,604

The provision for income taxes comprises the following:

	2005	2004	2003
Current
Canada	$6,932	$3,584	$1,376
United States	8,479	6,043	5,352
Foreign	834	-	-
	16,245	9,627	6,728
Deferred
Canada	(2,890)	165	611
United States	(2,017)	23	697
Foreign	-	-	-
	(4,907)	188	1,308
Total	$11,338	$9,815	$8,036

The significant components of deferred income taxes are as follows:

	2005	2004
Deferred income tax assets
Expenses not currently deductible	$4,282	$553
Provision for doubtful accounts	2,136	128
Inventory and other reserves	-	24
Loss carry-forwards	8,992	4,820
	15,410	5,525
Deferred income tax liabilities
Depreciation and amortization	29,695	20,219
Prepaid and other expenses deducted for tax purposes	320	560
Financing fees	107	81
	30,122	20,860
Net deferred income tax liability	$14,712	$15,335

As at March 31, 2005, the Company had US and Canadian net operating loss carry-forward balances of approximately $21,423 and $1,326, respectively. These amounts are available to reduce future federal, state and provincial income taxes. Net operating loss carry-forward balances attributable to the US expire over the next twenty years while net operating losses attributable to Canada expire over the next seven years. Foreign net operating loss carry-forward balances of approximately $25,906 were acquired with the CMN acquisition. The benefit of the foreign balances has not been recorded in these consolidated financial statements, but would be recorded as an adjustment to the CMN purchase price if realized.

Cumulative undistributed earnings of US and foreign subsidiaries approximated $62,820 as at March 31, 2005 (2004 - $50,087).

15.	Earnings per share

Earnings per share information for all periods presented has been retroactively adjusted to reflect the 2 for 1 stock split that occurred on December 15, 2004.

The following table reconciles the numerators used to calculate diluted earnings per share:

	2005	2004	2003
Net earnings from continuing operations	$22,645	$19,662	$18,453
Dilution of net earnings resulting from assumed exercise of stock options in subsidiaries	(569)	-	-
Net earnings from continuing operations for diluted earnings per share calculation purposes	$22,076	$19,662	$18,453
Net earnings	$23,207	$19,024	$18,440
Dilution of net earnings resulting from assumed exercise of stock options in subsidiaries	(569)	-	-
Net earnings for diluted earnings per share calculation purposes	$22,638	$19,024	$18,440

The following table reconciles the denominators used to calculate earnings per share:

	2005	2004	2003

Shares issued and outstanding at beginning of year	29,499,730	28,328,380	27,550,530
Weighted average number of shares:
Issued during the year	381,309	241,324	296,282
Repurchased during the year	(103,665)	-	(4,692)
Weighted average number of shares used in computing basic earnings per share	29,777,374	28,569,704	27,842,120
Assumed exercise of stock options, net of shares assumed acquired under the Treasury Stock Method	689,597	621,952	1,152,970
Number of shares used in computing diluted earnings per share	30,466,971	29,191,656	28,995,090

16.	Other supplemental information

	2005	2004	2003
Products and services segmentation
Revenues
Products	$142,371	$108,983	$96,219
Services	669,919	484,799	412,456
Total	812,290	593,782	508,675
Cost of revenues
Products	$86,215	$67,722	$57,633
Services	440,408	340,605	287,891
Total	526,623	408,327	345,524
Franchised operations
Revenues	$79,541	$64,947	$57,497
Operating earnings	15,574	11,369	11,121
Initial franchise fee revenues	3,459	4,467	3,822
Cash payments made during the year
Income taxes	$16,854	$13,388	$7,667
Interest	11,073	5,156	7,916
Non-cash financing activities
Increases in capital lease obligations	$1,986	$1,352	$1,565
Other expenses
Rent expense	$26,340	$15,679	$14,280

17.	Financial instruments

Concentration of credit risk

The Company is subject to credit risk with respect to its accounts receivable, other receivables, interest rate swaps and foreign exchange contracts. Concentrations of credit risk with respect to the receivables are limited due to the large number of entities comprising the Company's customer base and their dispersion across many different service lines in several countries. The counterparties to the interest rate swaps and foreign exchange contracts are investment-grade financial institutions that the Company anticipates will satisfy their obligations under the contracts.

Interest rate risk

The Company maintains an interest rate risk management strategy that uses interest rate swaps to lower the long-term cost of borrowed funds. The Company's specific goals are to (i) manage interest rate sensitivity by modifying the characteristics of its debt and (ii) lower the long-term cost of its borrowed funds. Fluctuations in interest rates create an unrealized appreciation or depreciation in the market value of the Company's fixed-rate debt when that fair value is compared with the cost of the borrowed funds. The effect of this unrealized appreciation or depreciation in market value, however, will generally be offset by the gain or loss on the interest rate swaps that are linked to the debt.

As at March 31, 2005, the Company had interest rate swap agreements to exchange the fixed rates on a portion of the Notes for variable rates. On the 8.06% Notes, one interest rate swap exchanged the fixed rate on $75,000 of principal for LIBOR + 250.5 basis points and a second exchanged the fixed rate on $25,000 for LIBOR + 445 basis points. The terms of the swaps match the term of the 8.06% Notes with a maturity of June 29, 2011. On the 6.40% Notes, the Company had an interest rate swap agreement to exchange the fixed rate on $20,000 of principal for a variable rate of LIBOR + 170 basis points. The term of the swap matches the term of the 6.40% Notes with a maturity of September 30, 2015.

In December 2004, the Company settled a swap on $30,000 of principal on the 6.40% Notes at a cost of $nil. After the end of the fiscal year, in May 2005, the Company settled the swap on $20,000 of principal on the 6.40% Notes for a net loss of $48. The loss will be deferred and amortized over the remaining life of the underlying debt.

The swaps are being accounted for as fair value hedges in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The swaps are carried at fair value on the consolidated balance sheets, with gains or losses recognized in earnings. The carrying value of the hedged debt is adjusted for changes in fair value of the swaps; the associated gain or loss is recognized currently in earnings. The fair values of the swaps are determined based on the present value of the estimated future net cash flows using implied rates in the applicable yield curve as of the valuation date. Due to changes in the yield curve, the fair value of the swaps fluctuates and, as at March 31, 2005, the fair values represented a gain of $283 (2004 - $6,805).

Foreign exchange risk

The Company from time to time uses foreign exchange contracts to fix Canadian dollar expenses relative to US dollar revenues. As at March 31, 2005, eight such contracts were open, with maturities extending to March 30, 2006. Details are summarized below.

Buy currency	Canadian dollars
Sell currency	US dollars
Notional value	$8,000
Weighted average exchange rate	1.2356
Gain included in earnings	$200

Fair values of financial instruments

The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments, unless otherwise indicated. The following are estimates of the fair values for other financial instruments:

	2005		2004
	Carrying amount	Fair value	Carrying amount	Fair value
Other receivables	$7,077	$7,067	$5,397	$5,379
Long-term debt	219,732	236,491	157,083	175,085
Interest rate swaps	283	283	6,805	6,805
Foreign exchange contracts	200	200	219	219

18.	Commitments and contingencies

(a) Lease commitments
Minimum operating lease payments are as follows:

Year ending March 31
2006	$31,503
2007	26,449
2008	22,436
2009	18,293
2010	14,126
Thereafter	50,716

(b)	Shareholder agreements

The Company has shareholder agreements with the minority owners of its subsidiaries. These agreements allow the Company to "call" the minority position at fair value determined with the use of a formula price, which is usually equal to a multiple of average net earnings before extraordinary items, minority interest share of earnings, income taxes, interest, depreciation, and amortization for a defined period. The minority owners may also "put" their interest to the Company at the same price subject to certain limitations. The purchase price may, at the option of the Company, be paid primarily in Subordinate Voting Shares. Acquisitions of these minority interests, if any, would be accounted for using the purchase method. The total obligation if all call or put options were exercised as at March 31, 2005 was approximately $70,000 (2004 - $30,000). Approximately $25,000 of the increase between fiscal 2004 and fiscal 2005 is attributable to the current year's acquisitions.

(c)	Contingencies
In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business. Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company. The Company believes resolution of such proceedings, combined with amounts set aside, will not have a material impact on the Company's financial condition or the results of operations.

19.	Related party transactions

During the year, the Company paid $530 (2004 - $544; 2003 - $847) in rent to entities in which an officer of the Company has equity interests. In addition, the Company paid $746 (2004 - $514; 2003 - $853) in rent to entities controlled by minority shareholders of subsidiaries. The transactions were completed at market rates.

20.	Segmented information

Operating segments

The Company has five reportable operating segments. The segments are grouped with reference to the types of services provided and the types of clients that use those services. The Company assesses each segment's performance based on operating earnings or operating earnings before depreciation and amortization. Residential Property Management provides property management, maintenance, landscaping and other services to residential community associations in the United States. Commercial Real Estate Services provides brokerage and advisory services to clients in North America, Australia and several other countries. Integrated Security Services provides security systems installation, maintenance, monitoring and manpower to primarily commercial customers in Canada and the United States. Property Improvement Services provides franchised and Company-owned property services to customers in the United States and Canada. Business Services provides marketing support and business process outsourcing services to corporate and institutional clients in Canada and the United States. Corporate includes the costs of operating the Company's headquarters.

Included in total assets of the Commercial Real Estate Services segment is $3,797 (2004 and 2003 - nil) of investments in subsidiaries accounted for under the equity method.

2005	Residential Property Management	Commercial Real Estate Services	Integrated Security Services	Property Improvement Services	Business Services	Corporate	Consolidated

Revenues	$275,229	$120,535	$143,160	$111,779	$160,914	$673	$812,290
Depreciation and amortization	5,170	9,868	2,819	3,071	6,088	179	27,195
Operating earnings	18,917	1,276	7,468	16,796	16,262	(9,151)	51,568
Other income, net							375
Interest expense							(11,019)
Income taxes							(11,338)
Minority interest							(6,941)
Net earnings from continuing operations							22,645
Net earnings from discontinued operations							562
Net earnings							$23,207
Total assets	150,080	100,634	86,598	107,063	170,293	12,060	626,728
Total additions to long-lived assets	21,412	77,255	3,684	10,437	3,462	357	116,607

2004	Residential Property Management	Commercial Real Estate Services	Integrated Security Services	Property Improvement Services	Business Services	Corporate	Consolidated
Revenues	$228,790	$-	$122,748	$89,361	$152,449	$434	$593,782
Depreciation and amortization	4,219	-	1,948	2,270	6,450	149	15,036
Operating earnings	15,515	-	6,481	12,669	11,852	(7,032)	39,485
Other income, net							1,116
Interest expense							(7,900)
Income taxes							(9,815)
Minority interest							(3,224)
Net earnings from continuing operations							19,662
Net loss from discontinued operations							(638)
Net earnings							$19,024
Total assets	110,439	-	75,198	102,802	144,677	4,437	437,553
Total additions to long-Lived assets	6,566	-	2,953	19,966	6,047	340	35,872

2003	Residential Property Management	Commercial Real Estate Services	Integrated Security Services	Property Improvement Services	Business Services	Corporate	Consolidated
Revenues	$203,515	$-	$107,548	$70,850	$126,373	$389	$508,675
Depreciation and amortization	4,009	-	1,502	1,875	5,620	150	13,156
Operating earnings	11,196	-	5,834	11,227	14,153	(4,978)	37,432
Other income, net							1,106
Interest expense							(8,934)
Income taxes							(8,036)
Minority interest							(3,115)
Net earnings from continuing operations							18,453
Net loss from discontinued operations							(13)
Net earnings							$18,440
Total assets	107,998	-	64,803	83,923	117,432	14,875	389,031
Total additions to long-Lived assets	10,991	-	3,942	7,749	7,781	41	30,504

Geographic information

Revenues in each geographic segment are reported by customer location. Amounts reported in geographic regions other than the United States and Canada are primarily denominated in Australian and US dollars.

	2005	2004	2003
United States
Revenues	$525,035	$418,789	$359,105
Total long-lived assets	244,447	204,715	182,941
Canada
Revenues	$241,905	$174,993	$149,570
Total long-lived assets	85,009	68,408	68,710
Other
Revenues	$45,350	$-	$-
Total long-lived assets	25,748	-	-
Consolidated
Revenues	$812,290	$593,782	$508,675
Total long-lived assets	$355,204	$273,123	$251,651

21.	Impact of recently issued accounting standards

SFAS No. 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4 was issued in November 2004 and is effective for the Company's fiscal year beginning on April 1, 2006. This standard deals with recognizing certain inventory-related costs as current period expenses. The Company is currently evaluating the impact of this new accounting standard.

SFAS No. 123 (revised 2004), Share-Based Payment was issued in December 2004 and is effective for the Company's fiscal year beginning on April 1, 2006. This standard deals with the expensing of stock-based compensation. The Company is currently evaluating the impact of this new accounting standard.

SFAS No. 153, Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29 was issued in December 2004 and is effective for the Company's fiscal year beginning on April 1, 2006. This standard amends certain exceptions where the measurement amount of nonmonetary assets exchanged is other than fair value. The Company is currently evaluating the impact of this new accounting standard.

22.	Reconciliation to Canadian GAAP
The following adjustments are required to reconcile these consolidated financial statements to Canadian generally accepted accounting principles:

(i)
Deficit elimination. On September 15, 1997, the shareholders of the Company approved a reduction of the stated capital attributable to the Company's capital stock by $5,683, thereby eliminating the Company's deficit as at March 31, 1997. While permitted under Canadian GAAP, this elimination is not permitted under United States GAAP.
(ii)
Currency translation adjustments. Under United States GAAP, currency translation and certain other transactions must be reported in an equity account called "other comprehensive earnings". Under Canadian GAAP, such an account does not exist, and currency translations are reported in an equity account called "currency translation adjustments". The Company's foreign currency translation adjustments account is similar to the other comprehensive earnings account in all material respects.

(iii)
Accounting for interest rate swaps. Under Canadian GAAP, hedge accounting does not require interest rate swaps to be recorded on the balance sheet. However, the earnings impact of interest rate swaps is identical under Canadian and United States GAAP.

There are no material reconciling items between United States and Canadian GAAP that impact the consolidated statements of earnings. Below is a continuity schedule of retained earnings under Canadian GAAP:

	2005	2004
Balance, beginning of year	$87,655	$68,631
Net earnings	23,207	19,024
Subordinate Voting Shares purchased for cancellation	(2,168)	-
Balance, end of year	$108,694	$87,655

The tables below provide a reconciliation of the Company's affected consolidated balance sheet accounts from United States GAAP to Canadian GAAP:

As at March 31, 2005	United States GAAP	Reconciling adjustments	Canadian GAAP
Assets
Interest rate swaps	$283	$(283)	$-
Subtotal non-current assets	377,958	(283)	377,675
Total assets	$626,728	$(283)	$626,445
Liabilities
Long-term debt - non-current	$201,809	$(283)	$201,526
Subtotal non-current liabilities	258,075	(283)	257,792
Shareholders' equity
Capital stock	73,542	(5,683)	67,859
Retained earnings	103,011	5,683	108,694
Subtotal shareholders' equity	185,871	-	185,871
Total liabilities and shareholders' equity	$626,728	$(283)	$626,445

As at March 31, 2004	United States GAAP	Reconciling adjustments	Canadian GAAP
Assets
Interest rate swaps	$6,805	$(6,805)	$-
Subtotal non-current assets	290,320	(6,805)	283,515
Total assets	$437,553	$(6,805)	$430,748
Liabilities
Long-term debt - non-current	$160,386	$(6,805)	$153,581
Subtotal non-current liabilities	196,084	(6,805)	189,279
Shareholders' equity
Capital stock	68,557	(5,683)	62,874
Retained earnings	81,972	5,683	87,655
Subtotal shareholders' equity	155,101	-	155,101
Total liabilities and shareholders' equity	$437,553	$(6,805)	$430,748

There are no material reconciling items between United States and Canadian GAAP that impact the consolidated statements of cash flows.